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                                                                   Exhibit 12.0

                  Ocwen Financial Corporation and Subsidiaries
                      Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                 THREE MONTHS
                                                    ENDED
                                                  MARCH 31,                              YEAR ENDED DECEMBER 31,
                                             --------------------  --------------------------------------------------------
                                               1997       1996        1996        1995        1994       1993       1992
                                             ---------  ---------  ----------  ----------  ----------  ---------  ---------
Income from continuing operations before
  income taxes.............................  $  20,647  $   2,026  $   61,301  $   37,701  $   81,577  $  37,630  $  35,889
Fixed charges:
  Interest expense(1)......................     37,164     28,132     116,160      84,060      62,598     35,306     28,148
Rentals:
  Buildings- 33.3%.........................        151        113         511         556         908        717        532
                                             ---------  ---------  ----------  ----------  ----------  ---------  ---------
    Total fixed charges....................     37,315     28,245     116,671      84,616      63,506     36,023     28,680
                                             ---------  ---------  ----------  ----------  ----------  ---------  ---------

Income from continuing operations before
  income taxes and fixed charges...........  $  57,962  $  30,271  $  117,972  $  122,317  $  145,083  $  73,653  $  64,569
                                             ---------  ---------  ----------  ----------  ----------  ---------  ---------
                                             ---------  ---------  ----------  ----------  ----------  ---------  ---------
Ratio of earnings to fixed charges(2)......      1.55x      1.07x       1.53x       1.45x       2.28x      2.04x      2.25x
                                             ---------  ---------  ----------  ----------  ----------  ---------  ---------
                                             ---------  ---------  ----------  ----------  ----------  ---------  ---------

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(1) Interest expense includes interest on deposits.

(2) The ratios of earnings to fixed charges were computed by dividing (x) income from continuing operations before income taxes, extraordinary gains and cumulative effect of a change in accounting principle plus fixed charges by
    (y) fixed charges. Fixed charges represent total interest expense, i ncluding and excluding interest on deposits, as applicable, as well as the interest component of rental expense.